EXHIBIT 10(J)(1)

August 5, 2002

PERSONAL AND CONFIDENTIAL

Mr. Douglas Hobbs

Texas-New Mexico Power Company

4100 International Plaza

Fort Worth, Texas 76109

Dear Mr. Hobbs:

This letter agreement is entered into by and between you and Texas-New Mexico Power Company (the Company) in order to amend the employment agreement between you and the Company dated as of April 5, 2000 (the April 5, 2000 Agreement). The April 5, 2000 Agreement is hereby amended solely in the following respects:

•	in paragraph 1, your position shall be Senior Vice President and Chief Operations Officer of the Company; and

•	paragraph 3 (including the numbered subparagraphs) shall now be amended as follows:

For the period of April 7, 2002, through April 6, 2003, you will be entitled to an annual compensation of no less than $351,330, payable as follows:

1.	your annual Base Salary of $173,093 for the period from April 7, 2002, through August 4, 2002, and an annual Base Salary of $205,000 for the period from August 5, 2002, through April 6, 2003, paid in accordance with the Company’s customary payroll practices and an annual Bonus of $113,634 payable to you in a lump sum on April 6, 2003, provided that you have not terminated your employment with the Company as of the day immediately prior to the date of the payment of the annual Bonus; and

2.	an annual incentive bonus ranging from 0% to 37.5% of your annual Base Salary received during the calendar year if you remain employed by the Company through the end of the calendar year. The amount of your annual incentive bonus will be based on the attainment of certain pre-established financial and operational goals of the Company. Your target annual incentive bonus shall be equal to 25% of your prorated annual rate of pay for the 12 months ending December 31, 2002.

3.	In the event that the total compensation you receive during the 12-month period ending April 6, 2003, including your Base Salary, Bonus and incentive bonus, is less than $351,330, you shall be entitled to an additional bonus for such 12-month period equal to the amount of such shortfall, which amount shall be payable as soon as practicable following the date hereof, as applicable, provided that you have not terminated your employment with the Company prior to April 6, 2003.

If this meets with your approval, please so indicate by countersigning this letter in the space provided below, returning one copy to me.

Sincerely,

By: /s/ Jack V. Chambers

Jack V. Chambers, Chairman of the Board of Directors of Texas-New Mexico Power Company

Agreed to and accepted this 19 day of August, 2002.

/s/ Douglas Hobbs

Douglas Hobbs